Filed Pursuant to Rule 424(b)(3)

Registration No. 333-235327

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement Dated

June 23, 2020 to Prospectus dated December 13, 2019)

3,888,890 American Depositary Shares Representing 38,888,892 Ordinary Shares

Warrants to Purchase up to 1,944,445 American Depositary Shares

Placement Agent Warrants to Purchase up to 194,445 American Depositary Shares

American Depositary Shares underlying the Warrants

Purple Biotech Ltd.

This prospectus supplement (“Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, that certain prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) by Purple Biotech Ltd. (the “Company”), dated June 23, 2020 (the “Original Prospectus Supplement”), and the accompanying base prospectus, dated December 13, 2019 (the “Base Prospectus,” and together with the Original Prospectus Supplement, the “Prospectus”), related to an underwritten offering of an aggregate of 3,888,890 American Depositary Share (“ADS”) representing 388,888,920 of our ordinary shares, no par value (“Ordinary Shares”), and warrants to purchase 1,944,445 ADSs (the “Existing Warrants”) to certain institutional investors at a combined purchase price of $9.00 for each ADS and a warrant to purchase 0.5 of an ADS. Each ADS represented ten Ordinary Share. Some of the Existing Warrants have been amended as described below under “Amendments to the Existing Warrants.”

Effective as of August 21, 2020, we effected a change in the ratio of Ordinary Shares to each ADS, such that the ratio of ADSs to Ordinary Shares changed from one (1) ADS representing one (1) Ordinary Share to a new ratio of one (1) ADS representing ten (10) Ordinary Shares. Unless otherwise indicated, all ADS and Ordinary Share amounts in this Supplement have been adjusted to give effect to the ratio change; however, ADS and Ordinary Share amounts in the Original Prospectus Supplement and the Base Prospectus and all other documents incorporated by reference herein that were filed prior to August 21, 2020, do not give effect to the ratio change.

The ADSs are listed on the Nasdaq Capital Market under the symbol “PPBT.” On October 18, 2023, the last reported sale price of the ADSs on the Nasdaq Capital Market was $1.38 per ADS. Our ordinary shares are also listed on the Tel Aviv Stock Exchange (“TASE”) under the symbol “PPBT.” On October 18, 2023, the last reported sale price of our ordinary shares on the TASE was NIS 0.572, or USD 0.142 per ordinary share (based on the exchange rate reported by the Bank of Israel on such date, which was NIS 4.025 = USD 1.00).

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves risks. See “Risk Factors” on page S-6 of the Original Prospectus Supplement, page 3 of the Base Prospectus and in the documents incorporated by reference into the Prospectus, including the risks described under “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2022.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in or incorporated by reference into the Prospectus, as well as the other information contained in or incorporated by reference into this Supplement and the Prospectus. This Supplement, the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Original Prospectus Supplement, the Base Prospectus and the reports incorporated by reference therein identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Supplement and the Prospectus.

AMENDMENTS TO THE EXISTING WARRANTS

This Supplement is being filed to disclose the following:

On October 19, 2023, in connection with a securities purchase agreement, dated as of October 17, 2023 (the “Purchase Agreement”), entered into by us and the investor on the signature page thereto, we sold (A) in a registered direct offering an aggregate of 2,430,000 ADSs and pre-funded ADS purchase warrants (the “Pre-Funded Warrants”) to purchase up to 1,917,827 ADSs, at an exercise price of $0.001 per ADS, and (B) in a concurrent private placement, five and one-half year ADS purchase warrants to purchase up to 4,347,827 ADSs, at an exercise price of $1.25 per ADS (the “Warrants”), at an offering price of $1.15 per ADS and associated Warrant and an offering price of $1.149 per Pre-Funded Warrant and associated Warrant (the “Offering”). We filed a prospectus supplement, dated October 17, 2023, and the accompanying base prospectus with the SEC under our registration statement on Form F-3 (File No. 333-268710), on October 19, 2023. The Offering closed on October 19, 2023.

In connection with the Offering, on October 17, 2023, we entered into a Warrant Amendment Agreement (the “Warrant Amendment Agreement”) with the investor in the Offering to amend certain Existing Warrants to purchase up to an aggregate of 555,556 ADSs held by the investor, in consideration for the purchase of our securities in the Offering. Pursuant to the Warrant Amendment Agreement, effective upon the closing of the Offering, such Existing Warrants held by the investor were amended to reduce the exercise price to $1.25 per ADS and extend the exercise period of such Existing Warrants to the five and one-half year anniversary of the closing date of the Offering. No changes have been made to the other Existing Warrants, which ADSs may be resold under the Prospectus, as amended by this Supplement.

The date of this Prospectus Supplement is October 19, 2023